                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549


                                  Form 8-K


                               CURRENT REPORT

                          Pursuant to Section 13 of
                     the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) February 3, 1994

                            Owens-Illinois, Inc.
           (Exact name of registrant as specified in its charter)


      Delaware                     1-9576                 22-2781933
   (State or other               (Commission             (IRS Employer
   jurisdiction of                File No.)          Identification No.)
   incorporation)


                         Owens-Illinois Group, Inc.
           (Exact name of registrant as specified in its charter)


      Delaware                    33-13061                34-1559348
   (State or other               (Commission             (IRS Employer
   jurisdiction of                File No.)          Identification No.)
   incorporation)


      One SeaGate, Toledo, Ohio                              43666
   (Address of principal executive offices)               (Zip code)

      Registrants' telephone number,
        including area code:                             419-247-5000










                           Exhibit Index -- Page 4


                              Page 1 of 7 pages

Item 5.     Other Events.

            On February 3, 1994, Owens-Illinois, Inc. issued a press release announcing charges for restructuring and asbestos claims in the fourth quarter of 1993. The press release is set forth as Exhibit 99 hereto.


Item 7.     Financial Statements and Exhibits.

      (c)  Exhibits

            Exhibit 99 - Owens-Illinois press release dated Febru-ary 3, 1994.







































                              Page 2 of 7 pages

                                 SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly autho-rized.



                                   OWENS-ILLINOIS, INC.
                                   OWENS-ILLINOIS GROUP, INC.


                                   By    (David G. Van Hooser)
                                        ----------------------
                                          David G. Van Hooser
                                       Vice President, Treasurer
                                            and Comptroller
                                     (Principal Accounting Officer)



Dated:   February 3, 1994





























                              Page 3 of 7 pages

                                EXHIBIT INDEX


Exhibit
Number                             Exhibit                           Page

99          Owens-Illinois press release dated                       5
            February 3, 1994













































                              Page 4 of 7 pages

Owens-Illinois Announces Charges For Restructuring, Asbestos
Claims

     Toledo, Ohio, February 3, 1994 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it will take pre-tax charges totalling $575 million in the fourth quarter of 1993, including $250 million principally for the estimated costs of a restructuring program and $325 million for estimated uninsured future asbestos-related costs. The charges will reduce net earnings by $355 million, or $2.98 per share.

      Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "The decision to take these charges was made after detailed analysis and careful consideration. We are confident that these are positive steps that will enhance the company's future earnings and financial condition."

     Restructuring Program
     The restructuring program is designed to reduce costs, dramatically improve manufacturing efficiency and productivity, and enhance customer service. "This program is a key part of our strategy to maintain leadership in glass and plastic packaging and to take advantage of growth opportunities around the world. It reflects a commitment throughout our company to be the undisputed leader in customer satisfaction, quality, and cost," Mr. Lemieux said.

     When implementation is complete, the plan is expected to result in annual pre-tax savings of $75 million or more. Savings will begin in 1994 and increase in subsequent years. The restructuring program is the outgrowth of a comprehensive re-engineering study completed in the fourth quarter. The one-time restructuring charge includes severance and early retirement costs, and costs to streamline factory operations.

     The restructuring program is expected to reduce the company's U.S. work force by about 10 percent. The reductions will be made possible by improving manufacturing productivity and quality, simplifying the plant management organization, and consolidating administrative responsibilities.


     Asbestos Claims
     The $325 million charge for asbestos costs represents the company's estimate of the uninsured cost of future claims related to a high-temperature insulation material produced by one of the company's former business units, which was sold in 1958.

     As reported previously, the company's strategy to resolve a number of cases through group settlements, including many in jurisdictions where settlement costs tend to be high, has resulted in increased spending and commitments to spend, while

                              Page 5 of 7 pages
reducing the case backlog significantly. Since Owens-Illinois began to make insurance co-payments and subsequently exhausted previously available insurance, the company has spent $283 million and committed to spend an additional $168 million on asbestos cases that have been resolved. The company expects that the total of $451 million spent or committed to date will be covered by insurance that is currently the subject of litigation.

      Since receiving its first asbestos bodily injury lawsuit, the company has disposed of 143,000 cases, including 31,000 in 1993. The number of cases pending against the company has been reduced from a high of 92,000 in 1991 to 43,000 as of December 31, 1993.

     "This action is intended to resolve the issue of any uninsured asbestos liability," said Thomas L. Young, Owens-Illinois executive vice president and general counsel. "Although the cost of some settlements has been higher than expected, we have cut our case backlog in half and significantly reduced our exposure to high-cost claims. We will continue to pursue our strategy to settle cases on an acceptable basis while trying cases only when an appropriate settlement cannot be reached or is not warranted."

     Owens-Illinois believes, as it always has, that the ultimate asbestos-related contingent liability is difficult to estimate with certainty. The $325 million charge for the estimated uninsured asbestos costs was taken in response to recent trends and developments and was determined by analyzing a number of variables. Among other things, the company has disposed of 70,000 claims in the past two years, representing almost half of all the cases disposed of since the initial cases were resolved 15 years ago. These recent claim dispositions have expanded the company's data base. The company also has had increasing success in establishing administrative procedures to handle legitimate future claims at pre-determined amounts. The company has just completed its first full year of operating with a meaningful number of such administrative claims procedures in place. In addition, the company has seen a reduction in the number of new filings claiming significant exposure to its asbestos-containing insulation products, apparently due at least in part to the 36 years that have elapsed since its exit from that business in 1958. The company's estimate was affected by a number of other developments that have occurred recently with respect to asbestos-related litigation, not only against Owens-Illinois but against other companies, including the generally lower percentage of legitimate claims of serious illness or impairment among newly filed cases.

     The estimate includes the expectation of a substantial amount of insurance coverage, principally from insurance polices from various companies for the years 1977 through 1983. In the

                              Page 6 of 7 pages
event any portion of this coverage is not available, an additional charge may be required.

     The company's estimate is consistent with recently issued accounting guidelines regarding contingent liabilities, which will become effective in the first quarter of 1994.

     A lawsuit in which Owens-Illinois is seeking coverage under insurance policies for asbestos-related lawsuits and claims is currently pending in New Jersey. Five of the 10 major issues involved in the lawsuit have now been decided in favor of Owens-Illinois at the New Jersey Supreme Court level. The remaining issues, all of which were previously decided in favor of Owens-Illinois at the trial court level, are expected to be resolved by the second half of 1995. A favorable resolution of the remaining issues in this case would provide the company in excess of $600 million of coverage for personal injury lawsuits and claims.




































                              Page 7 of 7 pages